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                                                                  EXHIBIT 110


[PENNZOIL LOGO]            Public Relations Department       Pennzoil Company
                           P.O. Box 2967                     NEWS
                           Houston, Texas 77252-8200


FOR IMMEDIATE RELEASE

Contacts:
Robert Harper                                           Joele Frank/Brian Faw
Corporate Communications                                Abernathy MacGregor
                                                          Group
713/546-8536                                            212/371-5999




                 PENNZOIL DOES NOT INTEND TO NEGOTIATE WITH UPR

                      Calls UPR's Statement "Sour Grapes"


HOUSTON (November 11, 1997) -- Pennzoil Co. (NYSE: PZL) made the following response to Union Pacific Resources Group Inc.'s (NYSE: UPR) statement today that it intends to terminate its unsolicited hostile tender offer for Pennzoil on November 17, 1997, unless the Company enters into negotiations:

     "Pennzoil has no plans to negotiate with UPR. UPR's disingenuous attempt to denigrate the value of Pennzoil is nothing more than sour grapes.

     "Pennzoil's Board of Directors today unanimously reaffirmed its opinion that UPR's offer is inadequate and not in the best interest of Pennzoil and its shareholders. The Board cited, among other things, the opinion reaffirmed today by Pennzoil's financial advisors, Lehman Brothers Inc., Evercore Group Inc., and J.P. Morgan Securities, Inc., that UPR's offer is inadequate.

     "Pennzoil believes that its own programs and projects will deliver greater value to Pennzoil shareholders than UPR's offer. The evidence of Pennzoil's continuing turnaround can be seen in its performance and progress, including the recently announced third quarter results, representing the eighth consecutive quarter of year-on-year recurring earnings improvement."

Pennzoil Company explores for and produces crude oil and natural gas, manufactures and markets premium quality lubricants, including America's top selling motor oil for the past 11 years, and is the parent company of Jiffy Lube International, the world's largest franchiser of fast oil change centers.


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